Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS

This report contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause our results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” or similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties may include, but are not limited to, competition in our target markets; potential capital needs; management of future growth and expansion; risk of third-party claims of infringement; protection of proprietary information, customer acceptance of the Company’s products and fee structures; the success of our brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in this report. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

The following discussion and analysis should be read in conjunction with the unaudited consolidated financial statements and accompanying notes contained in this report and the audited consolidated financial statements and accompanying notes included in our revised Annual Report for the year ended March 31, 2003. All amounts are expressed in United States dollars unless otherwise noted.

In connection with the preparation of our fiscal 2004 annual results, we determined that our previously published financial statements reflected errors in fiscal 2002 and 2003, and the first three quarters of fiscal 2004. Most notably, the financial statements for the first three quarters of fiscal 2004 did not properly reflect the appropriate revenue recognition for certain customer arrangements. Several additional adjustments were also identified. The financial statements included in this quarterly report as of and for the three and nine months ended December 31, 2003 and 2002 reflect the appropriate characterization for certain customer arrangements and other noted adjustments. The restatement adjustments have no impact on the net cash flows of the Company. Investors should rely solely on the financial data in this quarterly report, and not on previously published quarterly results. A complete discussion of the restated financial data is included in Note 2 to our consolidated financial statements included in this quarterly report.

Overview

BakBone Software Incorporated (the Company or BakBone) is a leading international data protection solution provider that develops and distributes data backup, restore, and disaster recovery software for network storage and open systems environments worldwide. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small-to-medium-sized businesses. Our products are distributed primarily through a select global network of Original Equipment Manufacturer (OEM) partners, Value Added Resellers (VARs), Value Added Distributors (VADs), and other solution providers. Since its inception in March 2000, the Company has generally experienced period-over-period revenue growth in its overall business worldwide. We currently operate in three primary regions – North America, the Pacific Rim, and Europe, Middle East, Africa (EMEA). Our corporate headquarters are located in San Diego, California, a facility that houses executive management, as well as sales, marketing, research and development, customer support and administrative departments. Our Tokyo, Japan office serves as the regional hub for our Pacific Rim operations and supports the sales, marketing and administration functions of that region. We also maintain an office in Poole, Dorset, United Kingdom, that houses sales, marketing, research and development and administrative departments. BakBone also operates several smaller satellite offices throughout these regions that focus primarily on the sales function.

For the nine months ended December 31, 2003, our North American, Pacific Rim and EMEA operations contributed 40%, 37% and 23% of our revenues, respectively, compared to 41%, 39% and 20% of our revenues, respectively, for the nine months ended December 31, 2002. During the third quarter of fiscal 2004, we continued to experience a positive growth trend across the three regions in which we operate. From a global perspective, we have focused on increasing our reseller base and growing our current OEM relationships with NCR Teradata (NCR), Sony Electronics (Sony) and Network Appliance (NetApp). During the third quarter, our NCR and Sony relationships continued to generate revenues and we anticipate that these relationships will continue to produce revenue streams for the foreseeable future.

We license software and provide maintenance services to two distinct groups of customers: resellers and OEMs. We license software to resellers in arrangements under which they purchase a combination of software, post-contractual support (PCS) and/or professional services (collectively “multiple element arrangements”). We generally offer non-exclusive, perpetual software licenses to our customers, and do not offer time-based software licenses. PCS contracts generally cover a period of one year, and after contract expiration, our customers have the right to purchase PCS contract renewals, which generally cover a period of one year. PCS includes rights to unspecified upgrades and enhancements, and telephone support. Professional services relate to implementation services and training. We have established vendor specific objective evidence, or VSOE, of fair value for all elements in the multiple element arrangement, and thus, revenue is allocated to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when the same element is sold separately. We determine VSOE of fair value of post-contractual support based on substantive renewal rates for the same term post-contractual support.

We also license software under several OEM agreements, which are segregated into two categories for revenue recognition purposes. Certain OEM arrangements involve multiple elements where VSOE of fair value exists for all undelivered elements but VSOE of fair value does not exist for one or more delivered elements. Under these arrangements revenue is recognized using the residual method, whereby, the fair value of undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming delivery has occurred and collectibility is probable. Revenue allocated to post-contractual support is recognized ratably over the contractual term, which is generally one year. One OEM customer has a specific right of return, whereby the customer is contractually permitted to return our product during the arrangement period. We use historical returns experience with this customer to estimate potential returns and to establish the appropriate sales returns allowance.

We have also entered into multiple element arrangements with certain OEM customers under which, in addition to providing software licenses and maintenance services, we make a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, all sales amounts procured under these arrangements are initially deferred and subsequently recognized ratably over the arrangement period. Revenue recognized under these arrangements is included under “Development Software Solutions” in Note 5 to the consolidated financial statements.

Our license and PCS sales are generated from customer purchase orders, whereby our customers enter into an arrangement with us to provide specified software licenses and/or PCS. The majority of our arrangements with customers involve the sale of off-the-shelf software without significant production, customization, or modification of software or services essential to the functionality of the software. Service revenues consist principally of maintenance revenues derived from the sale of PCS contracts. These contract fees generally approximate 20% of the licensing fee. Revenues from PCS contracts are deferred and amortized on a straight-line basis over the life of the contract, which is generally one year.

Cost of revenues consist of the direct cost of providing customer support, including salary and benefits of staff working in our customer support departments, as well as associated costs of computer equipment, telephone and other general costs necessary to maintain support for our end users. Also included in cost of revenues are third party software license royalties and the direct costs of raw materials and packaging for products shipped to customers. The direct costs of raw materials and packaging are nominal as products shipped to customers consist of a CD, manual, printed box and other media. Product costs for these items individually and in aggregate are minimal and we have little risk of inventory obsolescence due to the small quantities of these items needed to fill our customers’ orders and the short lead time to acquire additional materials. Raw material purchases are held in inventory until the sale of the related software product, at which time the cost per unit sold is released to cost of revenues.

Sales and marketing expenses consist primarily of payroll, commission, marketing, and travel costs for our worldwide sales staff. Commissions are part of our sales personnel’s compensation package, which are based on the procurement of sales orders and subsequent collection of customer receivables.

Research and development expenses consist primarily of salary and related costs for our worldwide engineering staff. Our United Kingdom and San Diego offices include engineering personnel responsible for the development effort of our NetVault core and NetVault Application Plug-in Module (APM) software products, respectively.

General and administrative expenses include salaries and benefits for our corporate personnel and other expenses, such as facilities, insurance costs and professional services costs.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which conform to accounting principles generally accepted in the United States, except as discussed in Note 17 to the audited consolidated financial statements contained in our Annual Information Form for the year ended March 31, 2003, as amended by our Annual Information Form for the year ended March 31, 2004.

The preparation of our financial statements requires BakBone to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, BakBone evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, valuation allowance for deferred tax assets and valuation of goodwill. BakBone bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe there are several accounting policies that are critical to understanding our historical and future performance. These policies affect the reported amounts of revenue and other significant areas that involve management’s judgments and estimates. These significant accounting policies are:

•	revenue recognition;

•	allowance for doubtful accounts;

•	valuation allowance for deferred tax assets; and

•	valuation of goodwill.

These policies, and our procedures related to these policies, are described below.

Revenue recognition

We recognize software license revenue upon delivery, provided all significant obligations have been met, persuasive evidence of an arrangement exists, fees are fixed and determinable, collections are probable, and we are not involved in significant production, customization, or modification of the software or services that are essential to the functionality of the software.

We license software and provide maintenance services to two distinct groups of customers: resellers and OEMs. We license software to resellers in arrangements under which they purchase a combination of software, post-contractual support and/or professional services (collectively “multiple element arrangements”). Post-contractual support includes rights to unspecified upgrades and enhancements, and telephone support. Professional services relate to implementation services and training. For these types of arrangements, we have established vendor specific objective evidence, or VSOE, of fair value for all elements in the multiple element arrangement, and thus, revenue is allocated to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when the same element is sold separately. We determine VSOE of fair value of post-contractual support based on substantive renewal rates for the same term post-contractual support.

We also license software under several OEM agreements, which are segregated into two categories for revenue recognition purposes. Certain OEM arrangements involve multiple elements where VSOE of fair value exists for all undelivered elements but VSOE of fair value does not exist for one or more delivered elements. Under these arrangements, revenue is recognized using the residual method, whereby, the fair value of undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming delivery has occurred and collectibility is probable. Revenue allocated to post-contractual support is recognized ratably over the contractual term, which is generally one year. One OEM customer has a specific right of return, whereby the customer is contractually permitted to return our product within a specified time period. We use historical returns experience with this customer to estimate potential returns and to establish the appropriate sales returns allowance.

We have also entered into multiple element arrangements with certain OEM customers under which, in addition to providing software licenses and maintenance services, we make a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, all sales amounts procured under these arrangements are initially deferred and subsequently recognized ratably over the arrangement period. Revenues recognized under these arrangements are included under “Development Software Solutions” in Note 5 to the consolidated financial statements.

We have standard payment terms, which we offer to all of our customers, and we do not generally offer any extended payment terms. In addition, our sales agreements do not contain stock balancing rotation rights.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which results in a provision for bad debt expense. We determine the adequacy of this allowance by evaluating individual customer accounts receivable, considering the customer’s financial condition and credit history and the current economic conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Valuation allowance for deferred tax assets

In preparing our consolidated financial statements, we estimate our income tax liability in each of the jurisdictions in which we operate by estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial statement purposes. These differences result in deferred tax assets and liabilities. Significant management judgment is required in assessing the realizability of our deferred tax assets. In performing this assessment, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In the event that actual results differ from our estimates or we adjust our estimates in future periods, we may need to reduce our valuation allowance, which could materially impact our financial position and results of operations.

Valuation of goodwill

We have recorded goodwill in connection with the acquisitions we have completed in prior periods. In accordance with the provisions of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062, Goodwill and Other Intangible Assets (CICA Section 3062) we review our goodwill for impairment during the first quarter of each fiscal year or when an event or a change in facts and circumstances indicates the fair value of a reporting unit may be below its carrying amount. Events or changes in facts and circumstances that we consider as impairment indicators include the following:

•	significant underperformance of our business relative to expected operating results;

•	significant adverse economic and industry trends;

•	significant decline in stock price;

•	significant decline in revenues; and

•	expectations that a reporting unit will be sold or otherwise disposed.

The annual goodwill impairment test consists of a two-step process as follows:

Step 1.    We compare the fair value of each reporting unit to its carrying amount, including the existing goodwill. If the carrying amount of each reporting unit exceeds its fair value, an indication exists that each reporting unit’s goodwill may be impaired and we then perform the second step of the impairment test. If the fair value of each reporting unit exceeds its carrying amount, no further analysis is required.

Step 2.    We compare the implied fair value of each reporting unit’s goodwill, determined by allocating each reporting unit’s fair value to all of its assets and its liabilities in a manner similar to a purchase price allocation, to its carrying amount. If the carrying amount of each reporting unit’s goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

Results of Operations

Investors should rely solely on the financial statements in this quarterly report and not on previously published quarterly results.

Three Months Ended December 31, 2003 (restated) Compared to Three Months Ended December 31, 2002 (restated).

Revenues

Revenues increased 50%, to $7.3 million for the three months ended December 31, 2003, from $4.8 million for the three months ended December 31, 2002. Revenues for the three months ended December 31, 2003 consisted of $5.6 million in licensing revenues, $1.4 million in service revenues, and $193,000 in development software solutions revenues, compared to revenues for the three months ended December 31, 2002, which consisted of $4.2 million in licensing revenues and $663,000 in service revenues. We generated no development software solutions revenues during the three months ended December 31, 2002.

In November 2002, we undertook a plan to “end of life” the MagnaVault product line, effective January 1, 2003. During the three months ended December 31, 2003, we entered into several MagnaVault license arrangements due to customer demand for the product. The three months ended December 31, 2003 included MagnaVault licensing and service revenues of $219,000 and $46,000, respectively. During the three months ended December 31, 2002, MagnaVault licensing revenues were $496,000 and service revenues approximated $101,000. We do not expect to generate a consistent and material revenue stream from this product line in the foreseeable future.

Licensing Revenues

Our products are sold almost exclusively through our channel partners, VARs, VADs and OEMs, in three geographic segments: North America, the Pacific Rim and EMEA. During the three months ended December 31, 2003, licensing revenues growth was led by both our reseller and OEM channels. Substantially all of our OEM licensing revenues had been derived through our worldwide relationship with NCR during the three months ended December 31, 2003. During the third quarter, we continued to expand our reseller base through organic growth in all regions and through geographic expansion within the Pacific Rim and EMEA. We also continued to generate significant OEM licensing revenues through our relationship with NCR.

In North America, licensing revenues for the three months ended December 31, 2003 increased 14% to $2.0 million, from $1.7 million for the three months ended December 31, 2002. Licensing revenues growth in North America was driven by both the reseller and OEM channels. The establishment of new reseller relationships and the leveraging of existing reseller relationships led the growth in licensing revenues during the three months ended December 31, 2003. We also continued to generate OEM licensing revenues through our OEM relationship with NCR. We anticipate that this relationship will continue to produce a licensing revenue stream for the foreseeable future.

In the Pacific Rim, licensing revenues for the three months ended December 31, 2003 increased 41% to $2.3 million, from $1.6 million for the three months ended December 31, 2002. The Pacific Rim grew licensing revenues through our reseller and OEM relationships. During fiscal 2003 and 2004, the Pacific Rim expanded its business operations into new territories, including China and South Korea. The prior year’s expansion, combined with business growth in existing territories, contributed to the increase in reseller-based licensing revenues for the three months ended December 31, 2003. Our worldwide relationship with NCR produced the growth in OEM licensing revenues.

In EMEA, licensing revenues for the three months ended December 31, 2003 increased 67% to $1.3 million, from $805,000 for the three months ended December 31, 2002. EMEA licensing revenues grew through both the reseller and OEM channels. Increased sales to existing resellers, supplemented by sales to new resellers, contributed to licensing revenues growth. During fiscal 2003 and 2004, EMEA expanded its business operations, most notably in Germany and France. This expansion contributed to the licensing revenues growth during the three months ended December 31, 2003. The growth in OEM licensing revenues was due primarily to the strength of our worldwide relationship with NCR, which accounted for a majority of EMEA’s OEM licensing revenues during the three months ended December 31, 2003.

Service Revenues

In North America, service revenues for the three months ended December 31, 2003 increased 71% to $679,000, from $398,000 for the three months ended December 31, 2002. In the Pacific Rim, service revenues for the three months ended December 31, 2003 grew 178% to $389,000, from $140,000, for the three months ended December 31, 2002. In EMEA, service revenues for the three months ended December 31, 2003 increased 197% to $371,000, from $125,000 for the three months ended December 31, 2002. The worldwide growth in service revenues is directly related to increased licensing revenues from sales to new customers and to PCS contract renewals from existing customers.

Development Software Solutions Revenues

We have also entered into multiple element arrangements with certain OEM customers under which, in addition to providing software licenses and maintenance services, we make a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, all sales amounts procured under these arrangements are initially deferred and subsequently recognized ratably over the arrangement period. Revenues recognized under these arrangements are included under “Development Software Solutions” in Note 5 to the consolidated financial statements. We recognized $193,000 in Development Software Solutions revenues during the three months ended December 31, 2003. We did not recognize any such revenues during the three months ended December 31, 2002.

Cost of Revenues

Cost of revenues for the three months ended December 31, 2003 totaled $759,000 with a gross margin of 90%, compared with cost of revenues of $405,000 with a gross margin of 92% for the three months ended December 31, 2002. The increase in cost of revenues in absolute dollars was due primarily to the corresponding increase in sales volume. The decrease in gross margin was due primarily to increases in customer support headcount and timing differences between the recognition of development software solutions revenues and related third-party royalties. Although we are required to defer the total arrangement value and recognize the related revenue over the arrangement period, third-party software license royalties are due upon our procurement of development software solutions sales.

Sales and Marketing Expenses

Sales and marketing expenses increased $874,000, or 29%, to $3.9 million for the three months ended December 31, 2003, from $3.0 million for the three months ended December 31, 2002. The increase was attributed primarily to increases in headcount, performance-based payments, which consisted principally of commissions and bonuses, and advertising and trade show related activities. We added headcount, primarily in the Pacific Rim and EMEA, as we expanded our operations in those regions. The increase in performance-based payments was a direct function of revenue growth during the three months ended December 31, 2003. Additionally, we participated in numerous trade shows and increased our advertising activity during the three months ended December 31, 2003. We expect to increase sales headcount during the fourth quarter of fiscal 2004 and into fiscal 2005.

Sales and marketing expenses as a percentage of total revenues for the three months ended December 31, 2003 decreased to 54%, from 63% for the three months ended December 31, 2002. The decrease was due primarily to the increase in total revenues.

Research and Development Expenses

Research and development expenses remained relatively stable at $1.2 million for the three months ended December 31, 2003 and 2002. There was a reduction in headcount surrounding the November 2002 decision to “end of life” the MagnaVault product line. We have made recent research and development hires and research and development headcount as of December 31, 2003 exceeded that as of December 31, 2002. However, research and development headcount as of December 31, 2003 remained lower than research and development headcount immediately prior to the headcount reduction that occurred in November 2002. We expect to increase research and development headcount during the fourth quarter of fiscal 2004 and into fiscal 2005.

Research and development expenses as a percentage of total revenues for the three months ended December 31, 2003 decreased to 16%, from 26% for the three months ended December 31, 2002. The decrease was due to the combination of an increase in total revenues and a decrease in salary-related expenses.

General and Administrative Expenses

General and administrative expenses decreased $204,000, or 14%, to $1.2 million for the three months ended December 31, 2003, from $1.4 million for the three months ended December 31, 2002. The decrease in general and administrative expenses relates mainly to a decrease in professional services costs. Most notably, we incurred significant, non-recurring legal costs during the three months ended December 31, 2002 in conjunction with two legal projects: the rearrangement of our corporate structure and the external review of our intellectual property portfolio. Furthermore, we realized cost reductions during the three months ended December 31, 2003 from the termination of a consulting agreement in the fourth quarter of fiscal 2003. These cost reductions were offset partially by an increase in salary related expenses, which was due primarily to annual salary increases and the hiring of additional management-level personnel.

General and administrative expenses as a percentage of total revenues for the three months ended December 31, 2003 decreased to 17%, from 29% for the three months ended December 31, 2002. The decrease was due to the combination of an increase in total revenues and a decrease in professional service costs.

Special charges

In November 2002, we undertook a plan to “end of life” our MagnaVault product offering. In the third quarter of fiscal 2003 and in connection with the MagnaVault exit activities, we recorded a charge of $415,000, which was comprised of charges related to employee severance of $87,000, an idle facility of $192,000 and fixed asset impairment and other exit costs of $136,000. We incurred no such charges in the third quarter of fiscal 2004.

Impairment of Goodwill

In connection with our decision to “end of life” our MagnaVault product offering, we recorded a goodwill impairment charge of $442,000, which represents the amount by which the MagnaVault-related goodwill’s carrying value exceeded its estimated fair value as of December 31, 2002. We incurred no such charge during the three months ended December 31, 2003.

Provision for income taxes

During the three months ended December 31, 2003 and 2002, we recorded provisions for income taxes of $235,000 and $79,000, respectively. During the three months ended December 31, 2003 and 2002, certain transactions between our foreign subsidiaries triggered tax liabilities in the respective jurisdictions in which we do business.

Nine Months Ended December 31, 2003 (restated) Compared to Nine Months Ended December 31, 2002 (restated).

Revenues

Revenues increased 54%, to $19.1 million for the nine months ended December 31, 2003, from $12.4 million for the nine months ended December 31, 2002. Revenues for the nine months ended December 31, 2003 consisted of $15.1 million in licensing revenues, $3.7 million in service revenues, and $375,000 in development software solutions revenues, compared to revenues for the nine months ended December 31, 2002, which consisted of $10.6 million in licensing revenues and $1.8 million in service revenues. We generated no development software solutions revenues during the nine months ended December 31, 2002.

In November 2002, we undertook a plan to “end of life” the MagnaVault product line, effective January 1, 2003. During the nine months ended December 31, 2003, we entered into several MagnaVault license arrangements due to customer demand for the product. The nine months ended December 31, 2003 included MagnaVault licensing and service revenues of $568,000 and $200,000, respectively. During the nine months ended December 31, 2002, MagnaVault licensing and service revenues were $800,000 and $377,000, respectively. We do not expect to generate a consistent and material revenue stream from this product line in the foreseeable future.

Licensing Revenues

During the nine months ended December 31, 2003, licensing revenues growth worldwide was driven by both the OEM and reseller sales channels. Substantially all of our OEM licensing revenues during the nine months ended December 31, 2003 were derived through our worldwide relationship with NCR.

Our relationships with existing resellers and the establishment of new reseller relationships led to significant licensing revenues growth through our reseller channel. Furthermore, we continued the expansion of our business into new regions, primarily within the Pacific Rim and EMEA, which led to licensing revenues growth.

In North America, licensing revenues for the nine months ended December 31, 2003 increased 32% to $5.3 million, from $4.1 million for the nine months ended December 31, 2002. Licensing revenues growth in North America was driven by both the reseller and OEM channels. We continued to establish new reseller relationships, while leveraging existing relationships, to grow revenues through the reseller channel. We also continued to generate OEM licensing revenues through our OEM relationship with NCR. We anticipate that this relationship will continue to produce a licensing revenue stream for the foreseeable future.

In the Pacific Rim, licensing revenues for the nine months ended December 31, 2003 increased 38% to $6.1 million, from $4.4 million for the nine months ended December 31, 2002. The Pacific Rim grew licensing revenues through the reseller channel. During fiscal 2003 and 2004, the Pacific Rim expanded its business operations into new territories, including China and South Korea, and enhanced its previously existing operations in other territories. These growth activities contributed to the increase in licensing revenues for the nine months ended December 31, 2003.

In EMEA, licensing revenues for the nine months ended December 31, 2003 increased 75% to $3.6 million, from $2.1 million for the nine months ended December 31, 2002. EMEA experienced increased licensing revenues from the reseller and OEM channels. Increased sales to existing resellers, supplemented by sales to new resellers, helped to drive licensing revenues higher. Furthermore, licensing revenues increased due to the geographic expansion of our operations in EMEA, most notably in Germany and France. The growth in OEM licensing revenues was due to the strength of our worldwide relationship with NCR, which accounted for a majority of EMEA’s OEM licensing revenues during the nine months ended December 31, 2003.

Service Revenues

In North America, service revenues for the nine months ended December 31, 2003 increased 72% to $1.9 million, from $1.1 million for the nine months ended December 31, 2002. In the Pacific Rim, service revenues for the nine months ended December 31, 2003 grew 155% to $920,000, from $361,000 for the nine months ended December 31, 2002. In EMEA, service revenues for the nine months ended December 31, 2003 increased 125% to $849,000, from $378,000 for the nine months ended December 31, 2002. The worldwide growth in service revenues is directly related to increased licensing revenues from sales to new customers and to maintenance contract renewals from existing customers.

Development Software Solutions Revenues

We have also entered into multiple element arrangements with certain OEM customers under which, in addition to providing software licenses and maintenance services, we make a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, all sales amounts procured under these arrangements are initially deferred and subsequently recognized ratably over the arrangement period. Revenues recognized under these arrangements are included under “Development Software Solutions” in Note 5 to the consolidated financial statements. We recognized $375,000 in Development Software Solutions revenues during the nine months ended December 31, 2003. We did not recognize any such revenues during the nine months ended December 31, 2002.

Cost of Revenues

Cost of revenues for the nine months ended December 31, 2003 totaled $2.2 million with a gross margin of 88%, compared with cost of revenues of $1.1 million with a gross margin of 91% for the nine months ended December 31, 2002.

The increase in cost of revenues in absolute dollars was due to the overall increases in sales volume, customer support headcount and third party software license royalties.

The increase in cost of revenues as a percent of total revenues for the nine months ended December 31, 2003 compared to the nine months ended December 31, 2002 was due primarily to additional customer support headcount and to timing differences between the recognition of certain development software solutions revenues and related third-party royalties. Although we are required to defer the total arrangement value and recognize the related revenue over the arrangement period, third-party software license royalties are due upon our procurement of development software solutions sales.

Sales and Marketing Expenses

Sales and marketing expenses increased approximately $1.9 million, or 21%, to $11.0 million for the nine months ended December 31, 2003, from $9.1 million for the nine months ended December 31, 2002. The increase was attributed primarily to increases in headcount, commissions and bonuses, and marketing costs associated with the release of a new product version. Headcount increased primarily in the Pacific Rim and EMEA, as we expanded our sales operations in those regions. The increase in performance-based payments was a direct function of revenue growth during the nine months ended December 31, 2003. Furthermore, the increase in sales and marketing expenses was driven by travel, advertising and promotional costs surrounding the introduction of NetVault 7.0, which was released during the first quarter of fiscal 2004.

Sales and marketing expenses as a percentage of total revenues for the nine months ended December 31, 2003 decreased to 57%, from 73% for the nine months ended December 31, 2002. The decrease was due primarily to the increase in total revenues.

Research and Development Expenses

Research and development expenses decreased $441,000, or 12%, to $3.4 million for the nine months ended December 31, 2003, from $3.8 million for the nine months ended December 31, 2002. The overall decrease was due primarily to a reduction in headcount surrounding the November 2002 “end of life” of the MagnaVault product line. We have made recent research and development hires; however, as of December 31, 2003, we had not reached the pre-November 2002 research and development headcount level.

Research and development expenses as a percentage of total revenues for the nine months ended December 31, 2003 decreased to 18%, from 31% for the nine months ended December 31, 2002. The decrease was due to the combination of an increase in total revenues and a decrease in salary-related expenses.

General and Administrative Expenses

General and administrative expenses decreased $758,000, or 17%, to $3.7 million for the nine months ended December 31, 2003, from $4.4 million for the nine months ended December 31, 2002. The decrease in general and administrative expenses relates mainly to the decrease in professional service expenses. During the nine months ended December 31, 2002, we incurred significant, non-recurring legal and accounting costs in conjunction with the rearrangement of our corporate structure, through which we reduced the number of subsidiaries from seven to four. Furthermore, we incurred additional legal costs in connection with an external review of our intellectual property portfolio, which also took place during the nine months ended December 31, 2002. This decrease was offset partially by increased legal, accounting and insurance costs during the nine months ended December 31, 2003. We incurred additional expense for compliance activities surrounding changing securities laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002.

General and administrative expenses as a percentage of total revenues for the nine months ended December 31, 2003 decreased to 19%, from 36% for the nine months ended December 31, 2002. The decrease was due primarily to the combination of an increase in total revenues and a decrease in professional service costs.

Stock-based Compensation

During the nine months ended December 31, 2002, we recorded $536,000 in stock-based compensation expense in connection with the issuance of certain equity instruments to non-employees for services they rendered to us. The fair value of these equity instruments was calculated using the Black-Scholes option-pricing model and was recorded as stock-based compensation expense during the nine months ended December 31, 2002. No such charges were incurred during the nine months ended December 31, 2003.

Special charges

In November 2002, we undertook a plan to “end of life” our MagnaVault product offering. During the three months ended December 31, 2002 and in connection with the MagnaVault exit activities, we recorded a charge of $415,000, which was comprised of charges related to employee severance of $87,000, an idle facility of $192,000 and fixed asset impairment and other exit costs of $136,000. We incurred no such charges during the nine months ended December 31, 2003.

Impairment of Goodwill

In connection with our decision to “end of life” our MagnaVault product offering, we recorded a goodwill impairment charge of $442,000, which represents the amount by which the MagnaVault-related goodwill’s carrying value exceeded its estimated fair value as of December 31, 2002. We incurred no such charge during the nine months ended December 31, 2003.

Provision for income taxes

During the nine months ended December 31, 2003 and 2002, we recorded provisions for income taxes of $418,000 and $125,000, respectively. During the nine months ended December 31, 2003 and 2002, certain transactions between our foreign subsidiaries triggered tax liabilities of $326,000 and $125,000, respectively, in certain jurisdictions in which we do business.

Quarterly Results of Operations (all periods restated)

The following tables present certain unaudited statement of operations data for each of our last eight fiscal quarters and the percentage relationship of certain items to total revenues for the respective periods. This unaudited data has been prepared on the same basis as the audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

Investors should rely solely on the financial statements in this quarterly report and not on previously published quarterly results.

	Fiscal Quarter Ended
	2004			2003				2002
	Dec-03	Sep-03	Jun-03	Mar-03	Dec-02	Sep-02	Jun-02	Mar-02
	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)
	(U.S. dollars in thousands)
Revenues	$7,260	$6,333	$5,517	$5,521	$4,832	$3,980	$3,585	$3,087
Cost of revenues	759	683	796	534	405	390	321	326

Gross profit	6,501	5,650	4,721	4,987	4,427	3,590	3,264	2,761

Operating expenses:
Sales and marketing	3,899	3,506	3,563	3,068	3,025	2,893	3,139	2,733
Research and development	1,171	1,079	1,126	1,146	1,233	1,343	1,241	1,181
General and administrative	1,203	1,010	1,457	1,537	1,407	1,542	1,479	1,285
Stock-based compensation	—	—	—	—	—	85	451	—
Special charges	—	—	—	—	415	—	—	—

Total operating expenses	6,273	5,595	6,146	5,751	6,080	5,863	6,310	5,199

Operating income (loss)	228	55	(1,425)	(764)	(1,653)	(2,273)	(3,046)	(2,438)
Interest income (expense), net	16	(8)	(38)	(83)	(38)	(32)	(29)	(34)
Amortization of goodwill	—	—	—	—	—	—	—	(931)
Amortization of intangible assets	(13)	(14)	(14)	(14)	(13)	(14)	(14)	—
Impairment of goodwill	—	—	—	(446)	(442)	—	—	(2,508)
Foreign exchange (losses) gains, net	(15)	(18)	(5)	(24)	(29)	(15)	9	95
Other expense, net	(48)	(18)	—	(7)	(10)	(1)	(1)	(431)
Minority interest	—	—	—	—	—	—	—	12

Income (loss) before income taxes	168	(3)	(1,482)	(1,338)	(2,185)	(2,335)	(3,081)	(6,235)
Provision for income taxes	235	55	128	385	79	24	22	—

Net loss	$(67)	$(58)	$(1,610)	$(1,723)	$(2,264)	$(2,359)	$(3,103)	$(6,235)

	Fiscal Quarter Ended
	2004			2003				2002
	Dec-03	Sep-03	Jun-03	Mar-03	Dec-02	Sep-02	Jun-02	Mar-02
	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)
Revenues	100%	100%	100%	100%	100%	100%	100%	100%

Gross profit	90%	89%	86%	90%	92%	90%	91%	89%
Operating expenses:
Sales and marketing	54%	56%	65%	56%	63%	73%	88%	89%
Research and development	16%	17%	21%	20%	26%	34%	35%	38%
General and administrative	17%	16%	26%	28%	28%	39%	41%	41%
Stock-based compensation	—	—	—	—	—	2%	12%	—
Special charges	—	—	—	—	9%	—	—	—

Total operating expenses	87%	89%	112%	104%	126%	148%	176%	168%

Operating income (loss)	3%	—	-26%	-14%	-34%	-58%	-85%	-79%
Interest income (expense), net	—	—	-1%	-2%	-1%	-1%	-1%	-1%
Amortization of goodwill	—	—	—	—	—	—	—	-30%
Amortization of intangible assets	—	—	—	—	—	—	—	—
Impairment of goodwill	—	—	—	-8%	-9%	—	—	-81%
Foreign exchange (losses) gains, net	—	—	—	—	-1%	—	—	3%
Other expense, net	-1%	—	—	—	—	—	—	-14%
Minority interest	—	—	—	—	—	—	—	—

Income (loss) before income taxes	2%	—	-27%	-24%	-45%	-59%	-86%	-202%
Provision for income taxes	3%	1%	2%	7%	2%	—	1%	—

Net loss	-1%	-1%	-29%	-31%	-47%	-59%	-87%	-202%

Liquidity and Capital Resources

We have financed our operations primarily through private placements and public offerings of equity instruments in the Provinces of British Columbia, Alberta and Ontario, Canada, and through private placements in the United States. Most recently, during fiscal 2004, we raised proceeds of approximately $13.6 million, net of approximately $2.1 million in aggregate offering costs, which were paid during the second and third quarters of fiscal 2004, through the issuance of 22,000,000 shares of Series A convertible preferred stock (Preferred Shares) at CDN$1.00 per share. Other sources of liquidity include external sources of funds, including issuances of common stock resulting from the exercise of warrants and stock options, and cash from operations.

Cash from operations is derived primarily from cash collected on software license and PCS contract sales. Net cash provided by operating activities was $27,000 for the three months ended December 31, 2003, compared to net cash used in operations of $1.5 million for the three months ended December 31, 2002. The net increase in cash provided by operations between the periods reflects the increase in sales volume while operating expenses remained relatively constant. As our sales volume has grown, we have experienced a correlated increase in cash inflows from collections on sales arrangements. The increase in sales volume during the three months ended December 31, 2003 also led to an increase in our accounts receivable and deferred revenue balances. Based on the payment terms of our licensing arrangements, service contract agreements, and development software solutions arrangements, and the timing of related revenue recognition, our cash receipts will not always coincide with the recognition of revenue. Thus, given an increase in sales volume, we expect our accounts receivable and deferred revenue balances to increase. We expect to increase cash provided by operations in the fourth quarter of fiscal 2004 and in fiscal 2005 through continued revenue growth combined with moderate increases in operating expenses.

Net cash used in operating activities was $620,000 and $5.5 million for the nine months ended December 31, 2003 and 2002, respectively. Although we achieved an operating cash flow deficit during both periods, the net decrease in cash used in operations between the periods reflects the increase in sales volume while total operating expense remained relatively constant. As our sales volume has grown, we have experienced a correlated increase in cash inflows from sales arrangements and a decrease in our net loss. The increase in sales volume during the nine months ended December 31, 2003 also served to increase our accounts receivable and deferred revenue balances. Based on the payment terms of our development software solutions arrangements, licensing sales and service contract agreements, and timing of the related revenue recognition, our cash receipts will not always coincide with the recognition of revenue. For development software solutions arrangements, we bill and collect substantially all of the arrangement amount and pay related software license royalties at the beginning of the arrangement period, and are required to defer the total arrangement value and recognize the related revenue over the arrangement period. Thus, given an increase in sales volume, we expect our accounts receivable and deferred revenue balances to increase.

Cash used in investing activities was $69,000 and $44,000 for the three months ended December 31, 2003 and 2002, respectively. Investing activities for both periods consisted solely of capital expenditures, a majority of which related to computer equipment.

Cash used in investing activities was $328,000 and $258,000 for the nine months ended December 31, 2003 and 2002, respectively. Investing activities for both periods consisted solely of capital expenditures.

Cash provided by financing activities during the three months ended December 31, 2003 of $490,000 consisted primarily of cash inflows generated by warrant and stock option exercises. Warrants associated with the private placement that closed in January 2003 were scheduled to expire on December 31, 2003, thus many warrant holders exercised their respective warrants in the third quarter of fiscal 2004. Furthermore, a recent increase in our stock price triggered an increase in stock option exercise activity during the three months ended December 31, 2003. This increase was offset partially by aggregate payments of $633,000 and $22,000 related to equity offering costs and capital lease obligations, respectively. Cash provided by financing activities during the three months ended December 31, 2002 of $985,000 consisted primarily of the release of $804,000 in restricted cash amounts and $196,000 in proceeds for the private placement that closed in January 2003. These cash inflows were supplemented by $45,000 received in connection with the exercise of stock options and were offset partially by $60,000 in payments on capital lease obligations.

We generated significant cash from financing activities during the nine months ended December 31, 2003. In July 2003, we raised proceeds of approximately $13.6 million, net of approximately $2.1 million in offering costs, through the issuance of the Preferred Shares. Furthermore, we generated financing cash flows of $1.1 million and $446,000 from the exercise of warrants and stock options, respectively, during the nine months ended December 31, 2003. These cash inflows were offset partially by the $1.7 million repayment of a term loan and $112,000 in payments on capital lease obligations. Cash provided by financing activities of $2.1 million during the nine months ended December 31, 2002 consisted primarily of $1.4 million from the exercise of purchase warrants associated with a fiscal 2002 private placement, $196,000 in proceeds from the fiscal 2003 private placement, and the release of $804,000 in restricted cash amounts. These cash inflows were offset partially by payments of $187,000 and $144,000 related to notes payable and capital lease obligations, respectively.

Currently we have no material cash commitments other than our normal recurring trade payables, expense accruals and operating and capital leases, all of which are currently expected to be funded through existing working capital and future cash flows from operations. Aside from these recurring operating expenses, we do not expect to dedicate significant resources to capital expenditures. We estimate uses of cash in the fourth quarter of fiscal 2004 to include capital expenditures for equipment of approximately $75,000. We anticipate continued growth of our business and expansion of our business operations into current and new territories, as well as headcount additions in both the sales and research and development functions, in the fourth quarter of 2004 and into fiscal 2005.

We believe that our cash and cash equivalent balances will be sufficient to satisfy our cash requirements for at least the next twelve months. Although we cannot accurately anticipate the effect of inflation or foreign exchange markets on our operations, we do not believe these external economic forces have had, or are likely in the foreseeable future to have, a material impact on our results of operations. We are focused on preserving and improving cash and our overall liquidity position by growing revenues, managing our accounts receivable, and continuously monitoring expenses.

At December 31, 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose, or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we did not engage in trading activities involving on-exchange traded contracts. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

Risk Factors

You should consider each of the following factors, as well as the other information in this report, in evaluating our business and our prospects. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business and financial results could be harmed. In that case the trading price of our common stock could decline. You should also refer to the other information set forth in this report, including our financial statements and the accompanying notes.

Competition in our target markets could reduce our sales on several fronts.

We have a number of competitors in our target markets. If existing or new competitors gain market share, our business and operating results could be adversely affected. Many of our competitors have greater financial resources than we do in the areas of sales, marketing and product development and we expect to face additional competition from these competitors in the future. Our existing and future competitors could introduce products with superior features, scalability and functionality at lower prices than our products. Our competitors could gain market share by bundling existing or new products with other more established products or by acquiring or forming strategic alliances with our other competitors. If our competitors are successful in gaining market share, our business, operating results, and financial condition could be adversely affected.

Our revenues will decline significantly if the market does not continue to accept our NetVault product.

We derive substantially all of our licensing revenues from our NetVault product. We currently expect to continue to derive substantially all of our revenues from this product. If the market does not continue to accept this product, our revenues will decline significantly, and this would negatively affect our operating results. Factors that may affect the market acceptance of our NetVault product include the performance, price and total cost of ownership of our product and the availability, functionality and price of competing products and technologies. Many of these factors are beyond our control.

We derive a significant amount of revenues from only a few customers.

We have derived, and believe we will continue to derive, a significant portion of our revenues from a limited number of customers. Most notably, one customer accounted for approximately 13% and 14%, respectively, of consolidated revenues during the three and nine months ended December 31, 2003. If any of our key customers were to reduce purchases from us, our business would be adversely affected. In addition, we do not have contracts with our key customers that require such customers to purchase a specified number of software licenses from us. Therefore, we cannot be sure that these customers will continue to purchase our products at current levels. As a result, a significant reseller in one period may decide not to purchase our product in a subsequent period, which would have an adverse impact on our revenues.

Our quarterly revenues may fluctuate significantly, which could cause the market price of our stock to be extremely volatile.

We may experience a shortfall in revenues in any given quarter in relation to our plans or investor expectations. Any such shortfall in revenues could cause the market price of our stock to fall substantially. Our revenues in general, and our licensing revenues in particular, are difficult to forecast and are likely to fluctuate significantly from quarter-to-quarter due to a number of factors, many of which are outside of our control. These factors include:

•	the timing and magnitude of sales through our OEM customers;

•	the introduction, timing and market acceptance of new products;

•	the rate of adoption of Network Attached Storage (NAS) and Storage Area Network (SAN) technologies and the timing and magnitude of sales of our products and services for these markets;

•	the extent to which our customers renew maintenance contracts with us;

•	changes in our pricing policies and distribution terms; and

•	the possibility that our customers may defer purchases in anticipation of new products or product updates by us or by our competitors.

You should not rely on the results of any prior periods as an indication of our future performance. If we have a shortfall in revenues in any given quarter, our efforts to reduce our operating expenses in response will likely lag behind the revenues shortfall. Therefore, any significant shortfall in revenues will likely have an immediate adverse effect on our operating results for that quarter.

Failure to manage our growth could adversely affect our business.

If we fail to manage our growth effectively, our business and operating results could be adversely affected, which could cause the market price of our stock to fall. We expect to continue to grow our operations domestically and internationally, and to hire additional employees. The growth in our operations and staff has placed, and will continue to place, a significant strain on our management systems and resources. If we fail to manage our future anticipated growth, we may experience higher operating expenses, and we may be unable to meet the expectations of securities analysts or investors with respect to future operating results. To manage this growth we must continue to:

•	improve our financial and management controls, reporting systems and procedures;

•	add and integrate new employees;

•	control expenses; and

•	integrate geographically dispersed operations.

We have committed a significant amount of funds to obtaining additional systems and facilities to accommodate our current and future anticipated growth. To the extent this anticipated growth does not occur or occurs more slowly than we anticipate, we may not be able to reduce expenses to the same degree. Any failure to manage our growth effectively could seriously harm our business and operating results.

Inability to protect our technologies could affect our ability to compete.

We may receive claims that we have infringed the intellectual property rights of others. As the number of products in the software industry increases and the functionality of these products continue to overlap, we become increasingly susceptible to infringement claims, including patent, trademark and copyright infringement claims. In addition, past employers of former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these past employers. Any such claim, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention from our core business, require us to stop selling or delay shipping our product, or cause the redesign of our product. In addition, we may be required to pay monetary amounts as damages, for royalty or licensing arrangements, or to satisfy indemnification obligations that we have with some of our customers.

We license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing this software. Our inability to use any of this third party software could result in shipment delays or other disruptions in our business, which could materially and adversely affect our operating results.

Inability to protect our proprietary information will adversely affect our business.

We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect our proprietary information. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to our technology. We license some of our products under “shrink wrap” license agreements that do not require a physical signature by the end user licensee and therefore may be unenforceable under the laws of some jurisdictions. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our products or to obtain or use information that we regard as proprietary.

Our products have a short product life cycle.

Software products typically have a limited life cycle and it is difficult to estimate when they will become obsolete. We must therefore continually develop and introduce innovative new products and/or upgraded versions of our existing products before the current software has completed its life cycle. If we are unable to keep pace with the need to supply new products or to enhance existing products, we may not be able to achieve and sustain the level of sales required for success.

Our foreign operations and sales create unique challenges that could adversely affect our operating results.

An investment in our securities involves greater risk than an investment in many other businesses because we have significant operations outside of the United States, including engineering, sales and client services, and it is our intention to expand these international operations. As of December 31, 2003, we had 50 employees in EMEA and 36 employees in the Pacific Rim. Our foreign operations are subject to a number of risks, including:

•	potential loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection;

•	imposition of foreign laws and other governmental controls, including trade restrictions;

•	unexpected domestic and international political or regulatory changes;

•	fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce our customers’ ability to obtain financing for software products or which could make our product more expensive in those countries; and

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations.

In addition, our foreign sales are substantially denominated in their respective local currency, creating risk of foreign currency translation gains and losses that could adversely affect our business and operating results.

We rely on competing equipment manufacturers as a material source of revenues.

A portion of our revenues comes from OEMs that incorporate our storage management software into their hardware solution. Risks associated with OEM relationships include:

•	we have no control over the shipping dates or volumes of systems they ship;

•	they have no obligation to recommend or offer our software products;

•	they may generally have no minimum sales requirements and can terminate our relationship at any time or upon short notice;

•	they could choose to develop their own data availability products and incorporate those products into their systems instead of our products;

•	they could develop enhancements to and derivative products from our products; and

•	they could change their own base products, which could make it difficult for us to adapt our products to theirs.

Finally, our OEM customers compete with one another. If one of our OEM customers views the products we have developed for another OEM as competing with its products, they might decide to stop doing business with us, which could adversely affect our business and operating results.

Our success depends on our ability to develop new and enhanced products that achieve widespread market acceptance.

Our future success depends on our ability to address the rapidly changing needs of customers by developing and introducing new products, product updates and services on a timely basis, by extending the operation of our products on new platforms, and by keeping pace with technological developments and emerging industry standards. In order to grow our business, we are committing substantial resources to develop software products and services for the SAN market and the NAS market. Each of these markets is new and industry standards for these markets are evolving and changing. If these markets do not develop as anticipated, or demand for our products in these markets fails to materialize or occurs more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

Existing strategic alliances may be terminated and we may be unable to develop new relationships.

Our growth and marketing strategies are based, in part, on seeking out and forming strategic alliances with third-party suppliers, VARs, VADs, OEMs and other businesses integral to our future success. None of our channel partners or OEMs has any obligation to continue selling our products and any of them may terminate their relationship with us at any time. We cannot assure you that existing strategic alliances will not be terminated or modified in the future nor can we assure you that we will be able to develop new relationships.

A portion of our revenues comes from OEM sales that incorporate our storage management software into the OEM hardware solution. We have no control over the shipping dates or volumes of systems the OEMs ship and they have no obligation to ship systems incorporating our software. They also have no obligation to recommend or offer our software products exclusively or at all. These OEMs also could choose to bundle competitors’ products in lieu of our product.

We expect a large portion of our revenues will come from our channel partners across the world. These partners have no obligation to establish a sales relationship or to continue selling any of our products and can terminate the relationship with us at any time upon written notice as described in the related channel partner agreements.

Our products may contain significant defects, which may result in liability and/or decreased sales.

Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Despite our best efforts to test our products, we might experience significant errors or failures in our products, or they might not work with other hardware or software as expected, which could delay the development or release of new products or new versions of products and adversely affect market acceptance of our existing products. End-user customers use our products for applications that are critical to their businesses, and they have a greater sensitivity to product defects than the market for other software products generally. Our customers may claim that we are responsible for damages to the extent they are harmed by the failure of any of our products. If we were to experience significant delays in the release of new products or new versions of products, or if customers were dissatisfied with product functionality or performance, we could lose revenue or be subject to liability for service or warranty costs, and our business and operating results could be adversely affected.

We may require additional capital and raising such capital will dilute our shareholders’ ownership interest in us.

We may need to raise additional funds from lenders and/or equity markets. Internally generated funds, when combined with current cash and cash equivalents, may not be sufficient to cover our liquidity requirements, and in that case, we may require additional capital. In the case that we do require additional capital, we cannot assure you that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If we raise additional capital or arrange for debt financing through mechanisms, which involve additional issuance of our stock, control of the Company may change and shareholders will experience dilution to their equity interests in the Company.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new United States and/or Canadian securities regulations are creating uncertainty for companies such as ours. These new or changed securities laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving securities laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed securities laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

We may be unable to hire and retain qualified employees.

Our future growth and success depends on our ability to hire and retain qualified employees as needed, and to manage our employee base effectively. If we are unable to hire and retain qualified employees, our business and operating results may be adversely affected. We need to hire and retain sales, technical, and management personnel to support the planned expansion of our business and to meet the anticipated increased customer demand for our products and services. Competition for people with the skills we require is intense, particularly in the San Diego area where our headquarters is located, and the high cost of living in this area makes our recruiting and compensation costs higher. As a result, we expect to continue to experience increases in compensation costs. We cannot assure you that we will be successful in hiring or retaining new personnel.

Inflation and Changing Prices

Inflation and changing prices have not had a material impact on our operations.

Foreign Currency

Our revenues result mainly from sales made in United States dollars, British pounds, Euros and Japanese yen. We will continue to incur operating costs mainly in United States dollars, British pounds, Euros and Japanese yen and, to a lesser extent, Canadian dollars. Thus, our operations are susceptible to fluctuations in currency exchange rates. We do not currently engage in hedging or other activities to reduce exchange rate risk but may do so in the future, if conditions warrant.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31, 2003	March 31, 2003
	(Unaudited)
	(restated)	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$17,879	$5,045
Accounts receivable, net of allowance for doubtful accounts of $174 and $87, respectively	7,898	4,822
Other assets	865	850

Total current assets	26,642	10,717

Capital assets, net	2,063	2,239
Goodwill, net	3,583	3,583
Intangible assets, net	125	166
Other assets	609	567

Total assets	$33,022	$17,272

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$794	$865
Accrued liabilities	3,309	3,050
Current portion of deferred revenue	5,800	2,409
Current portion of capital lease obligations	44	97
Current portion of note payable	—	1,652

Total current liabilities	9,947	8,073

Deferred revenue, excluding current portion	2,835	2,837
Capital lease obligations, excluding current portion	56	45
Other liabilities	—	24

Total liabilities	12,838	10,979

Shareholders’ equity:
Series A convertible preferred stock, no par value, 22,000,000 and zero shares authorized, respectively, 18,000,000 and zero, issued and outstanding, respectively, liquidation preference of $20,863	11,160	—
Share capital, no par value, unlimited shares authorized, 64,390,921 and 58,625,216 shares issued and outstanding, respectively	61,732	57,734
Share capital held by subsidiary	—	(66)
Accumulated deficit	(52,341)	(50,606)
Cumulative exchange adjustment	(367)	(769)

Total shareholders’ equity	20,184	6,293

Total liabilities and shareholders’ equity	$33,022	$17,272

APPROVED BY THE BOARD:

(Signed)	“KEITH RICKARD”	(Signed)	“J.G. (JEFF) LAWSON”
	Director		Director

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

(U.S. dollars in thousands, except per share and share data)

(Unaudited)

	Three months ended		Nine months ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	(restated)	(restated)	(restated)	(restated)
Revenues	$7,260	4,832	19,110	12,397

Cost of revenues	759	405	2,238	1,116

Gross profit	6,501	4,427	16,872	11,281

Operating expenses:
Sales and marketing	3,899	3,025	10,968	9,057
Research and development	1,171	1,233	3,376	3,817
General and administrative (excluding $0, $0, $0 and $536 of stock-based compensation)	1,203	1,407	3,670	4,428
Stock-based compensation	—	—	—	536
Special charge	—	415	—	415

Total operating expenses	6,273	6,080	18,014	18,253

Operating income (loss)	228	(1,653)	(1,142)	(6,972)

Interest income (expense), net	16	(38)	(30)	(99)
Amortization of goodwill	(13)	(13)	(41)	(41)
Impairment of goodwill	—	(442)	—	(442)
Foreign exchange loss, net	(15)	(29)	(38)	(35)
Other expense, net	(48)	(10)	(66)	(12)

Income (loss) before income taxes	168	(2,185)	(1,317)	(7,601)
Provision for income taxes	235	79	418	125

Net loss	(67)	(2,264)	(1,735)	(7,726)

Accumulated deficit, beginning of period	(52,274)	(46,619)	(50,606)	(41,157)

Accumulated deficit, end of period	$(52,341)	$(48,883)	$(52,341)	$(48,883)

Net loss per common share - basic and diluted	$(0.00)	$(0.04)	$(0.03)	$(0.14)

Weighted-average common shares outstanding:
Basic and diluted	61,640,051	56,330,405	59,683,884	54,670,424

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

(Unaudited)

	Three months ended		Nine months ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	(restated)	(restated)	(restated)	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(67)	(2,264)	(1,735)	(7,726)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	239	241	695	718
Stock-based compensation	—	—	—	536
Special charges	—	104	—	104
Impairment of goodwill	—	442	—	442
Changes in assets and liabilities:
Accounts receivable, net	(2,708)	(1,072)	(3,076)	(1,634)
Other assets	47	(51)	(57)	(62)
Accounts payable	105	86	(71)	244
Accrued liabilities	691	483	235	835
Deferred revenue	1,720	542	3,389	1,019

Net cash provided by (used in) in operating activities	27	(1,489)	(620)	(5,524)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(69)	(44)	(328)	(260)
Proceeds from sale of capital assets	—	—		2

Net cash used in investing activities	(69)	(44)	(328)	(258)

CASH FLOWS FROM FINANCING ACTIVITIES:
Release of restricted cash balances	—	804	—	804
Payments of capital lease obligations	(22)	(60)	(112)	(144)
Payments of notes payable	—	—	(1,652)	(187)
Proceeds from issuance of Series A convertible preferred stock, net of offering costs	(633)	—	13,640	—
Proceeds from private placement	—	196	—	196
Proceeds from exercise of options and warrants	1,128	45	1,567	1,446
Proceeds from sale of share capital held by subsidiary	17	—	17	—

Net cash provided by financing activities	490	985	13,460	2,115

Effect of exchange rate changes on cash and cash equivalents	104	84	322	230

Net increase (decrease) in cash and cash equivalents	552	(464)	12,834	(3,437)
Cash and cash equivalents, beginning of period	17,327	2,529	5,045	5,502

Cash and cash equivalents, end of period	$17,879	$2,065	$17,879	$2,065

Cash paid during the period for:
Interest	$31	$32	$110	$32

Income taxes	$106	$104	$186	$104

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash investing and financing activity:
Equipment acquired under capital leases	$—	$—	$70	$89

Common shares issued in connection with private placement	$—	$640	$—	$640

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

(in U.S. dollars)

(Unaudited)

(1)	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Description of Business

BakBone Software Incorporated (the Company or BakBone), a Canadian corporation, is an international data protection solution provider that develops and distributes data backup, restore, and disaster recovery software for network storage and open systems environments worldwide. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small-to-medium-sized businesses. The Company’s products are distributed primarily through a select global network of Original Equipment Manufacturer (OEM) partners, Value Added Resellers (VARs), Value Added Distributors (VADs), and other solution providers.

(b)  Basis of Presentation

The information as of December 31, 2003 and for the three and nine months ended December 31, 2003 and 2002 is unaudited. The consolidated financial statements include the accounts of BakBone and its subsidiaries, collectively referred to as the Company, after elimination of all significant intercompany balances and transactions. In the opinion of management, the unaudited consolidated financial statements included herein reflect all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position, results of operations and cash flows of the Company as of December 31, 2003 and 2002, and for the three and nine months ended December 31, 2003 and 2002. The results of operations for the periods presented are not necessarily indicative of the results that may be expected for any future periods or for the full fiscal year. The consolidated interim financial statements have been prepared by the Company in accordance with accounting principles generally accepted in Canada for preparation of interim financial statements. As the disclosures in these consolidated interim financial statements do not contain all disclosures required by generally accepted accounting principles for annual audited financial statements, they should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s revised Annual Report for the fiscal year ended March 31, 2003.

(c)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)  Reclassification

Certain prior period amounts shown in the consolidated financial statements have been reclassified to conform to the current presentation.

(2)	RESTATEMENT

In connection with the preparation of its fiscal 2004 annual results, the Company determined that its previously published financial statements reflected errors in fiscal 2002 and 2003, and the first three quarters of

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fiscal 2004. The following presents the details, by category, aggregating the increase in net loss from the restatement adjustments for the three and nine months ended December 31, 2003 and 2002 (in thousands):

	Three months ended		Nine months ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net increase (decrease) in net loss
Revenue adjustments	$657	$100	$3,030	$189
Stock-based compensation	—	—	—	210
Other operating expenses	—	—	(33)	222
Other expense	13	13	41	41

	$670	$113	$3,038	$662

Descriptions of the categories of the restatement adjustments to BakBone’s net loss for the three and nine months ended December 31, 2003 and 2002 are set forth below.

Revenue adjustments

The financial statements for the first three quarters of fiscal 2004 did not properly reflect the appropriate revenue recognition for certain customer arrangements. Specifically, under certain OEM arrangements, the Company makes a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, the Company determined that all sales amounts procured under these arrangements be initially deferred and subsequently recognized ratably over the arrangement period. Therefore, previously reported revenues totaling $671,000 and $3.1 million, respectively, recognized in the three and nine months ended December 31, 2003 were reclassified to deferred revenue. Furthermore, for the three and nine months ended December 31, 2003, $193,000 and $375,000, respectively, of revenue was recognized under these arrangements and is classified as “Development Software Solutions” as described in Note 5 to the consolidated financial statements.

Furthermore, the Company determined that revenues of $55,000 and $39,000, respectively, recognized initially during the third and fourth quarters of fiscal 2003 should have been deferred as of March 31, 2003. During the three and nine months ended December 31, 2003, $14,000 and $81,000, respectively, of this deferred revenue was recognized.

In connection with the Company’s 53% step acquisition of BakBone KK in March 2002, the Company recorded 100 percent of BakBone KK’s deferred revenue balances that existed on the date of the step acquisition. An adjustment was made to record these deferred revenue balances at fair value on the date of the acquisition, which led to corresponding adjustments that decreased service revenues by $45,000 and $134,000 during the three and nine months ended December 31, 2002, respectively. These adjustments were made to conform to accounting rules and interpretations regarding acquisition transactions that require recognition of deferred revenue only to the extent it represents a legal obligation assumed by the acquiring entity.

Stock-based compensation

The adjustment to stock-based compensation was $210,000 for the nine months ended December 31, 2002. The Company identified instances where certain equity instruments granted to non-employees during the year ended March 31, 2003 were valued using a Black-Scholes model assumption that was incorrect. The Company re-calculated these amounts and recorded an additional $210,000 in stock-based compensation during the nine months ended December 31, 2002.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other operating expenses

The adjustment to other operating expenses was ($33,000) for the nine months ended December 31, 2003.

The $33,000 reversal of legal expenses during the nine months ended December 31, 2003 represents the reversal of legal expenses accrued as part of a restatement as of March 31, 2003.

The adjustment to other operating expenses was $222,000 for the nine months ended December 31, 2002. The restatement adjustment included in the nine months ended December 31, 2002 relates to the incurrence of $222,000 additional rent expense. This expense was recorded originally as of March 31, 2002 in connection with an unused facility liability; however, the criteria for liability and expense recognition were not met as of March 31, 2002. Thus, the $222,000 in rent expense was reversed during the three months ended March 31, 2002 and recorded during the nine months ended December 31, 2003.

Other expense

The adjustments to other expense were $13,000 and $41,000 in the three and nine months ended December 31, 2003 and 2002, respectively. The original purchase price of the Company’s 53% step acquisition of BakBone KK allocated no value to separately identified intangible assets. The Company has since determined that $222,000 in amortizable intangible assets should have been recorded, with the intangible assets being amortized over the assets’ useful life of four years.

Weighted-average common shares outstanding

The Company determined that the number of weighted-average shares outstanding, which is used to calculate basic and diluted earnings per share, required adjusting for the three and nine months ended December 31, 2003 and 2002. Historically, the Company considered certain shares to be contingently issuable for purposes of calculating the number of weighted-average shares outstanding In accordance with the Canadian Institute of Chartered Accountants Handbook (CICA) Section 3500, Earnings Per Share, contingently issuable shares are included in the calculation of the number of weighted-average shares only after the contingent event has been satisfied. Upon further review, the Company determined that these shares were improperly classified as contingently issuable, thus, the number of weighted-averaged shares outstanding was adjusted accordingly. As a result, the number of weighted-average common shares was increased by 847 and 666,635 for the three and nine months ended December 31, 2003, respectively, and increased by 3,770,648 and 3,013,364 the three and nine months ended December 31, 2002, respectively.

Impacts of the restatement on the accompanying consolidated financial statements

The following provides a summary of the impact of the restatements for the periods presented in the accompanying consolidated financial statements:

Consolidated statement of operations for the three and nine months ended December 31, 2003 as restated

For the three months ended December 31, 2003, net income of $603,000 was adjusted to a net loss of $67,000. For the nine months ended December 31, 2003, net income of $1.3 million was adjusted to a net loss of $1.7 million. The components of the increases for the three and nine months ended December 31, 2003 included:

•	$671,000 and $3.1 million decrease in revenue for the three and nine months ended December 31, 2003, respectively, associated with revenue adjustments for certain customer arrangements;

•	$14,000 and $81,000 increase in revenue for the three and nine months ended December 31, 2003, respectively, associated with the deferral of certain arrangements;

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	$33,000 decrease in general and administrative expenses for the nine months ended December 31, 2003, associated with an decrease in accrued liabilities, and;

•	$13,000 and $41,000 increase in amortization expense for the three and nine months ended December 31, 2003, respectively, due to the reclassification of certain goodwill balances to intangible assets. The $13,000 and $41,000 amortization charges represent a new expense as the amounts previously recognized as goodwill were not amortized.

Consolidated statement of operations for the three and nine months ended December 31, 2002 as restated

Net loss for the three months ended December 31, 2002 was increased by $113,000 from $2.2 million to $2.3 million and the net loss for the nine months ended December 31, 2002 was increased by $662,000 from $7.1 million to $7.7 million. The components of the increases for the three and nine months ended December 31, 2002 included:

•	$55,000 and $55,000 decrease in revenue for the three and nine months ended December 31, 2002, respectively, associated with the deferral of certain arrangements;

•	$45,000 and $134,000 decrease in revenue for the three and nine months ended December 31, 2002, respectively, associated with the reduction of deferred revenue balances obtained through acquisition in the prior fiscal year;

•	$210,000 increase in stock-based compensation for the nine months ended December 31, 2002, due to an adjustment to an assumption used in a stock option valuation model;

•	$222,000 increase in general and administrative expenses for the nine months ended December 31, 2002, associated with the recognition of rent expense surrounding the reversal of a lease liability during the year ended March 31, 2003; and

•	$13,000 and $41,000 increase in amortization expense for the three and nine months ended December 31, 2002, respectively, due to the reclassification of certain goodwill balances to intangible assets. The $13,000 and $41,000 amortization charges represent a new expense, as the amounts previously recognized as goodwill were not amortized.

Consolidated balance sheet as of December 31, 2003 as restated

As of December 31, 2003

•	$125,000 net increase in intangible assets due to the reclassification of certain goodwill balances to intangible assets;

•	$400,000 decrease in goodwill represents the combination of a $178,000 reduction related to the deferred revenue purchase accounting adjustment and a $222,000 reduction due to the reclassification of certain goodwill balances to intangible assets;

•	$1.1 million aggregate increase in current portion of deferred revenue and $2.0 million aggregate increase in deferred revenue, excluding current portion, associated with revenue adjustments for certain customer arrangements and deferred revenue balances obtained through acquisition; and

•	$210,000 increase in share capital represents the aggregation of stock-based compensation adjustments.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated balance sheet as of March 31, 2003 as restated

As of March 31, 2003

•	$166,000 net increase in intangible assets due to the reclassification of certain goodwill balances to intangible assets;

•	$400,000 decrease in goodwill represents the combination of a $178,000 reduction related to the deferred revenue purchase accounting adjustment and a $222,000 reduction due to the reclassification of certain goodwill balances to intangible assets;

•	$33,000 increase in accrued liabilities associated with an increase in general and administrative expenses;

•	$94,000 increase in deferred revenue associated with the deferral of certain arrangements;

•	$210,000 increase in share capital resulting from stock-based compensation adjustments; and

•	$2.7 million reduction to the current portion of deferred revenue, and corresponding increase to deferred revenue, excluding the current portion. This reclassification was driven by the change in revenue recognition pertaining to one of the Company’s OEM arrangements.

The restatement adjustments described above have no impact on the net cash flows of the Company.

(3)	STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

In accordance with the Canadian Institute of Chartered Accountants Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments (CICA Section 3870), the Company is required to apply a fair value-based method of accounting for all stock-based payments issued to non-employees and to all direct awards of stock to employees. The Company will continue to use settlement date accounting to account for employee stock options.

During the nine months ended December 31, 2002, the Company recognized $536,000 in stock-based compensation expense in connection with the issuance of certain equity instruments to non-employees in connection with services they rendered to the Company. The fair value of these equity instruments was calculated using the Black-Scholes option-pricing model and was recorded as stock-based compensation expense during the nine months ended December 31, 2002. No such expense was incurred during the nine months ended December 31, 2003.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition to the disclosures relating to the Company’s outstanding stock options presented in Note 7 of the revised audited annual financial statements, CICA Section 3870 requires the disclosure of pro forma net earnings and earnings per share information as if the Company had accounted for employee stock options and warrants under the fair value method. The Company has elected to disclose pro forma net loss and pro forma net loss per share as if the Company had accounted for its employee stock options and warrants issued since April 1, 2002 under the fair value method. A summary of the pro forma disclosure and the impact on the unaudited consolidated statements of operations is presented in the table below.

	Three months ended December 31,		Nine months ended December 31,
	2003	2002	2003	2002
Net loss, as reported (restated)	$(67)	$(2,264)	$(1,735)	$(7,726)
Compensation expense related to the fair value of stock options	167	50	670	783
Compensation expense related to the fair value of employee warrants	—	25	—	25

Pro forma net loss (restated)	$(234)	$(2,339)	$(2,405)	$(8,534)

Net loss per share—basic and diluted:
Net loss, as reported	$(0.00)	$(0.04)	$(0.03)	$(0.14)

Pro forma net loss	$(0.00)	$(0.04)	$(0.04)	$(0.16)

The fair value of options granted during the three and nine months ended December 31, 2003 and 2002 was estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	Three months ended December 31,		Nine months ended December 31,
	2003	2002	2003	2002
Risk-free interest rate	3.20%	3.02%	2.69%	3.72%
Volatility factor	110%	100%	102%	100%
Expected life of the options	5.00	5.00	4.53	2.83
Fair value of options issued	$1.81	$0.59	$0.84	$0.73

The Company has assumed no forfeiture rate; adjustments for actual forfeitures will be made in the period they occur.

(4)	NET LOSS PER COMMON SHARE

The Company calculates net loss per common share in accordance with CICA Handbook Section 3,500, Earnings per Share (CICA Section 3500). Under CICA Section 3500, basic net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted net loss per common share reflects the effects of potentially dilutive securities.

The Company has excluded all potentially dilutive securities from the calculation of diluted loss per share as their inclusion would be antidilutive. The number of potentially dilutive common shares excluded from the calculations of diluted loss per share was 5,656,228 and 5,980,700, respectively, for the three and nine months ended December 31, 2003 and 2002.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5)	SEGMENT INFORMATION

Prior to November 2002, the Company’s operating segments were organized on the basis of its products – NetVault and MagnaVault. During the third quarter of fiscal 2003, the Company undertook a plan to “end of life” the MagnaVault product line, and as a result, will no longer present segment information by product line. Revenues are generated from the selling of software licenses, related support services, and development software solutions. Development software solutions consists solely of revenue recognition under OEM arrangements, whereby the Company commits to provide the customer with unspecified additional software products.

The following table represents a summary of revenues, capital assets and goodwill by major geographic region:

	Three months ended December 31,		Nine months ended December 31,
	2003	2002	2003	2002
	(restated)	(restated)	(restated)	(restated)
Revenues
Licensing:
EMEA	$1,346	$805	$3,611	$2,064
Pacific Rim	2,310	1,641	6,112	4,437
North America	1,972	1,723	5,348	4,056

Total	5,628	4,169	15,071	10,557

Service:
EMEA	371	125	849	378
Pacific Rim	389	140	920	361
North America	679	398	1,895	1,101

Total	1,439	663	3,664	1,840

Development Software Solutions:
EMEA	—	—	—	—
Pacific Rim	7	—	9	—
North America	186	—	366	—

Total	193	—	375	—

Total revenues	$7,260	$4,832	$19,110	$12,397

	EMEA	Pacific Rim	America	Total
Identifiable assets at December 31, 2003:
Capital assets, net	$469	$266	$1,328	$2,063
Goodwill, net (restated)	$907	$—	$2,676	$3,583

Identifiable assets at March 31, 2003:
Capital assets, net	$374	$272	$1,593	$2,239
Goodwill, net (restated)	$907	$—	$2,676	$3,583

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)	CONVERSION OF PREFERRED SHARES

During the three months ended December 31, 2003, the Company’s preferred shareholder converted 4,000,000 convertible preferred shares on a one-to-one basis into common shares. Following the conversion, the Company had 18,000,000 preferred shares that remained outstanding. The conversion transaction had no cash flow impact to the Company. In November 2003, the Company and its preferred shareholder entered into a lock- up agreement by which the shareholder would refrain from selling or distributing the remaining 18,000,000 preferred shares. These shares will be released from lock-up in three equal installments in February, May and August of 2004.

(7)	COMMITMENTS AND CONTINGENCIES

(a)  Litigation

The Company is involved in litigation and claims which arise from time to time in the normal course of business. In the opinion of management, based in part on the advice of legal counsel, any liability that may arise from such contingencies would not have a significant adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

(b)  Employee Benefit Trust

In connection with the Company’s acquisition of NetVault Holdings Ltd. in March 2000 and in an attempt to retain key NetVault Holdings Ltd. employees, 2,100,000 common shares of the Company were placed in an Employee Benefit Trust (EBT) and allocated to certain NetVault Holdings Ltd. employees. The Company incurs a National Insurance Contribution (NIC) liability in the United Kingdom, which is a tax on earned income, whenever an employee removes shares from the EBT. The NIC liability equates to a percentage of the fair value of common shares on the date of removal. Due to the uncertain nature of estimating when shares will be removed from the EBT, NIC liabilities will be recorded whenever an employee removes shares from the EBT. As of December 31, 2003, 910,834 allocated and unexercised shares remained in the EBT and the NIC liability percentage as of this date was 12.8%.